                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  Form 8-K

                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)    September 28, 1998




                               PP&L Resources, Inc.
___________________________________________________________________________
          (Exact name of registrant as specified in its charter)




         PENNSYLVANIA                   1-11459            23-2758192
___________________________________________________________________________
  (State or other jurisdiction       (Commission         (IRS Employer
        of incorporation)            File Number)        Identification
                                                               No.)




      TWO NORTH NINTH STREET, ALLENTOWN, PA.               18101-1179
___________________________________________________________________________
     (Address of principal executive offices)              (Zip Code)




Registrant's telephone number, including area code 610-774-5151




___________________________________________________________________________
      (Former name or former address, if changed since last report.)

Item 5.	Other Events

	The following text is from a Company news release of September 28, 1998:

PP&L Global to Acquire Generating Assets and Transmission
Resources of Bangor Hydro-Electric Company

	Bangor Hydro-Electric Company (NYSE: BGR) and PP&L Global, Inc., a subsidiary of PP&L Resources, Inc. (NYSE: PPL), have reached an agreement for PP&L Global to purchase most of Bangor's electric generating assets and certain transmission rights.

	Under the agreement, PP&L Global will purchase 100 percent of Bangor Hydro's hydroelectric assets, as well as its interest in an oil-fired generation facility. The assets have a total base load capacity of 89.2 megawatts.

	PP&L Global will purchase the assets for $89 million. The company expects to finance this acquisition with 50 percent debt and 50 percent equity. The closing, which is subject to the approval of the Maine Public Utilities Commission and the Federal Energy Regulatory Commission as well as certain third-party consents, is expected to occur by mid-1999.

	Robert D. Fagan, president of PP&L Global, said the acquisition of these assets, which includes associated transmission resources, is another step in PP&L Resources' strategy to establish a competitive position in the New England generation market by providing for potential retail customer sales growth as well as energy trading and marketing opportunities.

	"These hydro facilities are of strategic value to PP&L Global," Fagan said. "These assets represent some of the last hydro facilities available in the New England Power Pool (NEPOOL). Hydro facilities provide a long-term opportunity due to their stable cost characteristics versus other generating assets in the Northeast. Furthermore, hydro assets meet the 'green power criteria' established by the Maine legislature, which mandates an environmentally compatible component to all retail sales. We look forward to being good stewards of natural resources in the state of Maine."

	"This is an important milestone in Bangor Hydro's electric utility restructuring efforts," said Robert S. Briggs, president and chief executive officer of Bangor Hydro. Briggs indicated that most of the proceeds to be received by Bangor Hydro will be used to reduce debt. "Our financial condition will be strengthened, and our customers will benefit because the successful sale should mean lower rates for the transmission and distribution business," he said.

	The agreement is the result of Bangor Hydro's auction of its generation and generation-related assets in accordance with Maine's electric utility restructuring law, which took effect September 1997. Under the law, all of Maine's investor-owned electric utilities must divest all of their non-nuclear generation assets and generation-related businesses before March 1, 2000.

	The new law is intended to create an open market in which retail consumers will choose their own providers of the electricity that flows through the wires. The management of the "wires" or transmission and distribution business will remain the regulated function of the existing utilities. Reed
Consulting Group assisted Bangor Hydro in the auction.

	In addition to the hydro stations, PP&L Global has agreed to purchase Bangor Hydro's 8.33 percent interest (52 megawatts) in Wyman Unit 4, a 620-megawatt oil-fired power plant in Yarmouth, Maine.

	"The Wyman plant provides PP&L Global with an excellent fuel hedge and further improves the fuel diversity we hope to achieve in NEPOOL, along with our development of a natural gas-fired power plant in Wallingford, CT.," said Fagan. The New England Power Pool includes the states of Connecticut, Massachusetts, Rhode Island, New Hampshire, Vermont and Maine.

	The eight hydro stations being sold by Bangor Hydro range in size from 2 megawatts to more than 13 megawatts and are located along the Penobscot River Basin and Union River in Maine. PP&L Global plans to manage the hydro facilities with PP&L Global and transferred Bangor Hydro employees. As part of its strategy to further establish its presence in New England, PP&L Global will likely establish an office in the region.

	PP&L Global also is acquiring Bangor Hydro's expansion rights for a second high-voltage transmission line from Bangor, Maine, to New Brunswick, Canada, and Bangor Hydro's rights as a participant in the regional utilities' agreements with Hydro Quebec.

	Bangor Hydro-Electric Co. is the second largest electric utility in Maine. It serves a population of about 192,000 in an area encompassing about 5,200 square miles in eastern and east coastal Maine. The company is a member of NEPOOL and is interconnected with other New England utilities to the south and with the New Brunswick Power Corporation to the north.

	PP&L Global is headquartered in Fairfax, VA. With the addition of Bangor Hydro's generating assets, PP&L Global now has about $725 million in investments and commitments around the world. Domestically, PP&L Global also is developing a 500-megawatt natural gas-fired power plant in Wallingford, CT, and a gas-fired power plant near Kingman, AZ.

	PP&L Global also has ownership interests in, and participates in the management of, electric distribution companies in the United Kingdom, Chile, El Salvador, Peru, Argentina and Brazil, which together serve about 3 million customers. In addition, PP&L Global owns interests in electric generation facilities in Spain, Portugal, Bolivia and Peru.






                           SIGNATURE


	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           PP&L RESOURCES, INC.



                           By: ________/s/John R. Biggar_______
                                Senior Vice President-Financial


Date:  October 2, 1998